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EXHIBIT 8

FAGE DAIRY INDUSTRY S.A.
List of Subsidiaries as of December 31, 2001

Subsidiary	Interest
	Direct	Total	Jurisdiction
Pindos S.A.	97.48%	99.984%	Greece
Voras S.A.	75.5%		Greece
Ellenika S.R.L.	88.87%		Italy
Xylouris S.A.	51%		Greece
Foods Hellas S.A.	99.38%		Greece
Tamyna S.A.	99.42%	99.996%	Greece
Agroktima S.A.	99.33%	99.996%	Greece
Fage USA Corp.	100%		U.S.A.
Iliator S.A.	97%		Greece
Zagas S.A.	98%	99.988%	Greece

Foods Hellas holds the following interests

Pindos S.A.	2.52%
Tamyna S.A.	0.58%
Agroktima S.A.	0.67%
Zagas S.A	0.012%

*
Total Participation includes interest of Foods Hellas S.A.

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  EXHIBIT 8
FAGE DAIRY INDUSTRY S.A. List of Subsidiaries as of December 31, 2001